Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement, dated as of January 29, 2003, is made by and between CytRx Corporation (“CytRx”), The Kriegsman Group, an institutional division of Financial West Group (“TKG”), and Kriegsman Capital Group (“KCG”) with reference to the following facts:

A.

TKG and KCG are wholly owned affiliates of Steven A. Kriegsman.

B.

Pursuant to an agreement dated February 11, 2002 between CytRx and KCG (the “Prior Agreement”), TKG has been furnishing since July 16, 2002 certain office space (“Space”) and professional services (“Services”) to CytRx and CytRx has made payments to KCG for such Space and Services, which payments have been assigned by KCG to TKG.

C.

CytRx and TKG have reviewed the amount of Space and Services that were furnished by TKG to CytRx for the period from July 16, 2002 through November 30, 2002 (the “Prior Period”) and have determined that an amount in addition to those amounts previously paid by CytRx to KCG should be paid by CytRx to KCG under the Prior Agreement for the Prior Period.

D.

CytRx, TKG and KCG wish to revise and restate the Prior Agreement to provide that the Space and Services are being provided by TKG to CytRx and to cover the payment to be made by CytRx to TKG for Space and Services to be provided to CytRx subsequent to November 30, 2002.

The parties hereby agree as follows:

1.

Payment for Prior Period. CytRx and KCG hereby agree that the total amount owing for Space and Services provided by KCG during the Prior Period shall be $50,310.86, against which $39,712 had been previously paid by CytRx. In December 2002, CytRx paid KCG an additional $10,598.86 as payment in full for all remaining amounts owed to KCG for Space and Services for the Prior Period.

2.

Monthly Space and Services Payment. Commencing on December 1, 2002, TKG became responsible for providing the Space and Services to CytRx and KCG shall have no further rights or obligations with respect to providing the Space and Services under the Prior Agreement or this Agreement. CytRx shall pay TKG a monthly amount (the “Monthly Payment”), which shall be paid on the 15th day of each such month, with the first payment to be made on December 15, 2002. The amount of the Monthly Payment has been calculated based on the provision by TKG to CytRx of the following:

(i)

Space conforming to the specific space and percentage of usage set forth in Exhibit A hereto.

(ii)

Services provided by the personnel listed in Exhibit B hereto (other than Kathy Hernandez), at the monthly salaries and in the percentages allocable to CytRx as set forth in Exhibit B. The Services shall consist of the services described in Exhibit B. Personnel shall not be added to Exhibit B or Services modified from those described in Exhibit B without the prior written consent of CytRx.

(iii)

A portion of the services provided by Kathy Hernandez as CytRx’s Secretary for the months of December 2002 and January 2003, based on allocating approximately 93.5% of her time to CytRx and 6.5% of her time to TKG, with her total salary to be allocated between CytRx and TKG being $7,291.66 for each of those two months. ($2,500 of her total December 2002 salary and $2,500 of her total January 2003 salary will be paid to her by CytRx and $4,719.66 of her total December 2002 salary and $4,719.66 of her total January 2003 salary will be paid to her by TKG.) Effective February 1, 2003, CytRx will directly pay her entire salary ($5,833.33 for February 2003 and each month thereafter) and any related payroll costs. The amount of the Monthly Payment, accordingly, will be adjusted as of February 1, 2003 as described below, and TKG shall make a monthly payment to CytRx of $379.15 on the 15th day of each month commencing with February 2003, which is based on allocating approximately 93.5% of Ms. Hernandez’s time to CytRx and 6.5% of her time to TKG, with her total salary to be allocated between CytRx and TKG being $5,833.33 per month for the month of February 2003 and each month thereafter.

The Monthly Payment for December 2002 and January 2003 shall be $10,728.19 and shall be $6,415.70 for subsequent monthly periods.

3.

Future Adjustments to Monthly Payment. The Monthly Payment shall be reviewed by CytRx and TKG on a quarterly basis (with the first review to be as of March 31, 2003) to make appropriate adjustments as shall be agreed to by CytRx and TKG to reflect changes in the rental rates paid by TKG for and percentage usage by CytRx of the Space and to salary levels of and percentage usage by CytRx of the personnel providing the Services. The monthly payment to be made by TKG to CytRx for the services of Kathy Hernandez shall also be reviewed by CytRx and TKG on a quarterly basis (with the first review to be as of March 31, 2003) to make appropriate changes as shall be agreed to by CytRx and TKG to reflect changes in Ms. Hernandez’s salary level and the percentage usage of her time by TKG.

4.

Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same document. This Agreement may not be amended without the prior written consent of each of the parties hereto. Any amendment to this Agreement or increase in the amount of the Monthly Payment from the amounts specified in Section 2 shall require the approval of CytRx’s Board of Directors. This Agreement may not be assigned or transferred by either party hereto without the consent of the other party hereto. Either party may terminate this Agreement at any time upon thirty days prior written notice without any further liability among the parties hereto, other than the accrued Monthly Amount (including any pro rata amount for a partial month) through the effective time of such termination. This Agreement shall terminate automatically and without any further action by the parties hereto upon the termination of Steven A. Kriegsman’s employment with CytRx and CytRx shall have no further liability to TKG hereunder other than the accrued Monthly Payment through the date of such termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CYTRX CORPORATION		KRIEGSMAN CAPITAL GROUP, LLC
By:	/s/ MAX LINK	By:	/s/ STEVEN A. KRIEGSMAN

	Max Link Chairman of the Board		Steven A. Kriegsman

THE KRIEGSMAN GROUP, An Institutional Division of Financial West Group
By:	/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman

EXHIBIT A

CYTRX OFFICE SPACE

	Square footage	% used by CytRx	Approximate Cytrx footage

Steve office	210	75	158
Elliott office	195	100	195
Work office	195	0	0
Board room	210	75	158
Ed/Dave	196	40	78
Kathy/Temp	120	95	114
Reception	70	20	14
Work area	105	33	35
Kitchen	133	33	44
*Other area	1322	0	0

Total Area	2756	29%	796

TKG Monthly Rent: **$9,686.59

CytRx portion of rent should be: $2,809.20

*

includes walkways that are used for Cytrx but is not being included in the calculation

**

includes $21.00 common area maintenance fee

CURRENT OFFICE SPACE USAGE

EXHIBIT B

CytRx work performed July 16, 2002 to current date, and to continue to be performed until further notice to the Board.

Employee	TKG Monthly salary	CytRx Duties	Time	% work for CytRx	CytRx portion

David Haen	$ 3,105.00	Assists in identifying and structuring potential business opportunities (in-licensing, outlicensing, M&A), researches current healthcare transactions and trends, helps with other administrative duties for both Steve and Elliott on an ongoing basis	Continual	30%	$ 930.50

Carolyn French	$ 2,375.00	Answer phones, assist Corporate Secretary, assemble investor packages	Continual	20%	$ 475.00

Ed Umali	$ 5,500.00	Assist Scientific Consultant with power point and other presentations, assist Financial Consultant with payroll and invoices, assist attorney with corporate files, oversee Atlanta facility, supervise Los Angeles phones and information systems, organized CytRx files in storage	Continual	40%	$ 2,200.00

	$10,980.00				$3,605.50